June 26, 2001

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, New Jersey 008809

               Re: EXCHANGE OFFER FOR SERIES A PREFERRED STOCK
                   -------------------------------------------

Ladies and Gentlemen:

     We have acted as tax counsel to Unity Bancorp, Inc. (the "Company") in connection with the exchange offer for its Series A Preferred Stock pursuant to the Registration Statement Form S-4, as amended under the Securities Act of 1933 (the "Form S-4"). At your request, we are rendering opinions regarding certain federal income tax aspects of the exchange to be implemented through the aforementioned exchange offer (the "Exchange"), including certain matters relating to the qualification of the Exchange as a recapitalization described in
Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Form S-4.

     In connection with rendering our opinion below, we have examined copies of the Form S-4 and those documents and instruments mentioned therein to the extent that their examinations have been stated therein. In addition, we have reviewed resolutions of the Pricing Committee of the Board of Directors of the Company.

     Furthermore, we have assumed that the aforementioned documents are effective and enforceable and that the transactions and events described in and contemplated by such documents have occurred or will occur (and all conditions and requirements in connection therewith will be satisfied and met) in accordance with the terms of such documents.

     In reaching the opinions set forth below, and in addition to any other assumptions or qualifications set forth herein, we note the following:

     (a) The opinions expressed herein are subject to the accuracy of all underlying or inherent factual assumptions and/or representations and warranties (as to which no legal opinion is expressed) including, but not limited to, those with respect to valuation matters.

     (b) We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the accuracy and completeness of all records made available to us and the accuracy of all representations made by the Company in the Form S-4.


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     Based upon the foregoing, and subject to the assumptions, representations and qualifications set forth and referred to herein, we hereby render the following opinions:

GENERAL

     This opinion letter provides a summary of the material United States federal income tax consequences to the holders of shares of Series A Preferred Stock who, pursuant to the Exchange, exchange such shares for shares of common stock and the warrants. Unless otherwise stated, this opinion deals only with shares of common stock and the warrants held as capital assets by persons who exchange shares of Series A Preferred Stock. It does not deal with any corporate holders of Series A Preferred Stock or any special classes of such holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign governments or with persons that hold shares of common stock, the warrants or Series A Preferred Stock as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This opinion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to stockholders, partners or beneficiaries of a holder of shares of common stock or the warrants. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to persons holding shares of common stock or the warrants or to a holder's decision to exchange shares of Series A Preferred Stock for shares of common stock or the warrants. This opinion is based on the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     This opinion of counsel is the basis for the "Certain Federal Income Tax Considerations" section of the Form S-4. Because the extent to which the holders will participate in the Exchange cannot be predicted, this discussion is qualified as to certain matters. Holders should also note that our opinion is not binding on the Internal Revenue Service (the "Service") or the courts and that the Company has not sought, and does not intend to seek, a ruling from the Service as to the United States federal income tax consequences of the Exchange. Accordingly, all holders are advised to consult their own tax advisors regarding the United States federal, state, local and foreign tax consequences of an Exchange of shares of Series A Preferred Stock for shares of common stock and the warrants received in the Exchange in light of their own particular circumstances.

FEDERAL INCOME TAX TREATMENT OF THE EXCHANGE

     Under current federal income tax laws and current administration and judicial interpretation of that law, it is our opinion that the Exchange should be viewed for federal income tax purposes as a "recapitalization" within the meaning of Code Section 368(a)(1)(E) and, thus, tax-free except as noted below. See Treasury Regulation Section 1.368-2(e).

     The result of the Exchange may be to increase the interest of the holders of the Series A Preferred Stock in the Company's earnings and profits. However, no taxable income should result

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Unity Bancorp, Inc.
June 26, 2001
Page 3


from this increase, except as discussed below under the heading, "Federal Income Tax Treatment of Accrued But Unpaid Dividends." See, Treasury Regulation Section 1.305-5(d), Example 2.

     Pursuant to Treasury Regulation Section 1.305-7(a), a change in conversion ratio, such as exists in the Exchange, may be treated as a distribution with respect to any stockholder whose proportionate interest in the earnings and profits or assets of the Company is increased by such change. In general, such a change will only be treated as a distribution to which Code Sections 305(b) and 301 apply where the aforementioned increase occurs and such distribution has the result described in paragraph (2), (3), (4) or (5) of Code Section 305(b).

     Treasury Regulation Section 1.305-7(c) provides that a recapitalization (whether or not an isolated transaction) will be deemed to result in a distribution to which Code Section 305(c) and such Treasury Registration apply if (1) it is pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the corporation, or (2) a shareholder owning preferred stock with dividends in arrears exchanges his stock for other stock and, as a result, increases his proportionate interest in the assets or earnings and profits of the corporation. An increase in a preferred shareholder's proportionate interest occurs in any case where the fair market value or the liquidation preference, whichever is greater, of the stock received in the exchange (determined immediately following the recapitalization) exceeds the issue price of the preferred stock surrendered. In a case in which the above clause (2) applies, the amount of the distribution deemed under Code
Section 305(c) to result from the recapitalization is equal to the lesser of (a) the amount by which the fair market value or the liquidation preference, whichever is greater, of the stock received in the exchange (determined immediately following the recapitalization) exceeds the issue price of the preferred stock surrendered or (b) the amount of the dividends in arrears. Accordingly, the maximum amount of the deemed distribution should be the amount of the dividends in arrears.

     Since, as we have been advised, the Exchange should be regarded as an isolated transaction that is not part of a plan to increase periodically the proportionate interest of any stockholder in the assets or earnings and profits of the Company, the amount of the deemed distribution under Code Section 305(c) should not exceed the amount of the dividends in arrears. See Treasury Regulation Section 1.305-3(e), Example (12) and Revenue Procedure 81-60, 1981-2 C.B. 680.

     In Example 2 of Treasury Regulation Section 1.305-5(d), the conversion ratio for preferred stock to common stock was changed from .7 to 1 to 1 to 1. The Service concluded that there was no deemed distribution under Code Section 305(c) (there were no dividend arrearages in that case). While there are several differences from the present case, this example provides much support for the above-mentioned treatment. Also see Example 3 of Treasury Regulation Section 1.305-5(d).


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Unity Bancorp, Inc.
June 26, 2001
Page 4

     Gain, loss and tax basis, determined as described below, must be calculated separately for each block of Series A Preferred Stock (i.e., Series A Preferred Stock acquired at the same time in a single transaction) held by a holder.

     If the Exchange were not to be treated as a "recapitalization" for United States federal income tax purposes, then the distribution of the common stock and warrants to the holders of the Series A Preferred Stock would be governed by Code Sections 301 and 305. Code Section 305(b)(4) would treat the distribution as a taxable stock dividend. Pursuant to Code Section 301, a holder (i) will not recognize any loss on the exchange, and (ii) will recognize dividend income (rather than capital gain) in an amount equal to the fair market value of the common stock, to the extent of the holder's proportionate share of our current or accumulated earnings and profits, and (iii) will recognize gain to the extent that such fair market value exceeds the dividend income and the holder's adjusted basis. The following discussion assumes that the Exchange will be treated as a recapitalization for federal income tax purposes.

EXCHANGE OF SERIES A PREFERRED STOCK FOR COMMON STOCK AND WARRANTS

     It is our opinion that the exchange of Series A Preferred Stock for shares of common stock and warrants, pursuant to the Exchange, should not be a taxable exchange for United States federal income tax purposes, but nonetheless may be taxable to the limited extent discussed below under the heading, "Federal Income Tax Treatment of Accrued But Unpaid Dividends." The exchanging holder's tax basis in the shares of common stock and warrants received (except for the portions taxable under Code Section 305(b) or (c)) in the Exchange will equal such holder's basis in the Series A Preferred Stock surrendered, and the holding period for such common stock and warrants will include that of the surrendered Series A Preferred Stock. The basis of a share of common stock received, which is taxable under Code Section 305(b) or (c) is the fair market value as of the date of distribution, regardless of when the holder must report it as income. The holding period of such share of common stock begins on the date of its acquisition. See Code Section 301(d) and Treasury Regulation Section 1.301-1(h)(1).

     Though the gain from additional property, including securities received pursuant to an exchange offer must be recognized by a holder for tax purposes, rights to acquire securities, such as the warrants in the Exchange are treated as securities with no principal amount and therefore no gain must be recognized for federal income tax purposes upon receipt of the warrants. See Treasury Regulation Section 1.356-3(c), Example 7.

FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID DIVIDENDS

     Pursuant to the Exchange, holders that exchange shares of Series A Preferred Stock having accrued and unpaid dividends will receive additional shares of common stock in full satisfaction of



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Unity Bancorp, Inc.
June 26, 2001
Page 5



the accrued and unpaid dividends. It is our opinion that each holder receiving such shares of common stock will recognize dividend income (as described above) in an amount equal to the amount of dividends in arrears with respect to the shares of Series A Preferred Stock exchanged pursuant to the Exchange. (Depending on the fair market value of the shares of the common stock, a lesser amount may be taxable. See Treasury Regulation Sections 1.305-7(c) and 1.368-2(e)(5)).

SALE OF COMMON STOCK

     A holder that sells shares of common stock received in the Exchange will recognize gain or loss equal to the difference between its adjusted tax basis in the shares of common stock sold and the amount realized on such sale. Generally, such gain or loss will be capital gain or loss. Whether the capital gain or loss is long-term will be determined by the holding period for such shares of common stock. A holder's adjusted tax basis in such shares of common stock and the holding period for such shares of common stock will be determined, in part, by reference to the holder's basis and holding period in the Series A Preferred Stock exchanged for such shares of common stock. The same rules apply to the warrants. See "--Exchange of Series A Preferred Stock for Common Stock and Warrants" above, for a specific description of the determination of basis and holding periods for shares of common stock and warrants received in the Exchange.

     Shares of common stock purchased through the exercise of any warrants received will be taxed similarly upon the sale of such shares of common stock, with the holding period determined from the date of the exercise of the warrants.

     It should be noted that rules regarding corporate distributions and reorganizations, including recapitalizations, are extremely technical and complex and of uncertain application in many factual situations. Consequently, the matters addressed herein are not free from doubt and no assurance can be given that the IRS or the courts will concur with our opinions.

     The foregoing opinions as to certain federal income tax matters are limited to the matters specifically addressed herein. We express no opinion with respect to any other matters, including any other federal income tax issues or issues. This opinion is provided solely in connection with the Exchange, and this letter may neither be quoted in whole or in part in any letter or document by, nor used or relied upon by, nor may copies be delivered to, any person other than the Company, in each case, without our prior written consent. This opinion is rendered as of the date hereof. We assume no responsibility or obligation to withdraw or to update or revise this opinion or to notify any party if, at any time hereafter, there is a legal or factual change which in any manner affects any aspect of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent




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Unity Bancorp, Inc.
June 26, 2001
Page 6



is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Very truly yours,




                                         /s/ Windels Marx Lane & Mittendorf, LLP
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